Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increased Financial and Operating Results; Raises Quarterly Cash Distribution to $0.525 Per Unit; and Updates Guidance

TULSA, OKLAHOMA, October 29, 2018 —  Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended September 30, 2018 (the "2018 Quarter").  Led by higher revenues and investment income, net income attributable to ARLP increased 20.3% to $73.7 million for the 2018 Quarter, compared to $61.3 million for the three months ended September 30, 2017 (the "2017 Quarter").  Strong coal sales volumes in the 2018 Quarter drove total revenues higher to $497.8 million, an increase of 9.8% compared to the 2017 Quarter.  Net income attributable to ARLP per basic and diluted limited partner unit was $0.55 for the 2018 Quarter compared to $0.52 for the 2017 Quarter as higher net income was partially offset by increased weighted-average common units outstanding due to the issuance of additional common units pursuant to the July 2017 Exchange Transaction.  EBITDA also increased 8.3% in the 2018 Quarter to $154.0 million compared to $142.2 million in the 2017 Quarter.  (For a definition of EBITDA and related reconciliation to comparable GAAP financial measures, please see the end of this release.  For actual and pro forma earnings per basic and diluted limited partner unit reflecting the Simplification and Exchange Transactions as if the transactions had occurred on January 1, 2017, please see the end of this release.)

As previously announced on October 26, 2018, the Board of Directors of ARLP's general partner (the "Board") increased the cash distribution to unitholders for the 2018 Quarter to $0.525  per unit (an annualized rate of $2.10 per unit), payable on November 14, 2018 to all unitholders of record as of the close of trading on November 7, 2018.  The announced distribution represents a 4.0% increase over the cash distribution of $0.505 per unit for the 2017 Quarter and a 1.0% increase over the cash distribution of $0.52 per unit for the quarter ended June 30, 2018 (the "Sequential Quarter").

"ARLP delivered strong results for the 2018 Quarter, posting increases to all major operating and financial metrics," said Joseph W. Craft III, President and Chief Executive Officer.  "In addition to delivering solid performance, we also continued to position ARLP for long term success.  Taking advantage of positive fundamentals in the domestic and international coal markets, our operations increased production compared to the 2017 and Sequential Quarters and our marketing team strengthened ARLP’s coal contract book by securing new commitments for approximately 11.1 million tons to be delivered through 2021, including 4.9 million tons for export through 2019."

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Mr. Craft added, "ARLP remained focused on executing its strategic objectives of investing in our business for long-term cash flow growth and returning cash to unitholders.  During the 2018 Quarter, we brought the second continuous mining unit into operation at our Gibson North mine and added the tenth continuous mining unit at our River View mine.  These additions, along with additional efforts outlined below, will allow ARLP to increase future production to meet developing market opportunities.  ARLP also continued to focus on returning cash to unitholders, first by the Board again electing to increase distributions to unitholders and, second, by executing on the recently authorized unit repurchase program.  Under this program, through the end of the 2018 Quarter, ARLP has repurchased approximately 1.1 million units for approximately $21.1 million in open market transactions."

Consolidated Financial Results

Three Months Ended September 30, 2018 Compared to Three Months Ended September 30, 2017

Coal sales revenues for the 2018 Quarter increased 5.8%, compared to the 2017 Quarter, to $460.3 million due to increased coal sales volumes and prices.  Coal sales volumes of 10.1 million tons were 4.4% higher than the 2017 Quarter, primarily reflecting increased export volumes from our Gibson South mine and increased volumes resulting from the resumption of operations in the Sequential Quarter at our Gibson North mine.  Coal sales prices increased 1.3% to $45.71 per ton sold for the 2018 Quarter, compared to $45.12 per ton sold for the 2017 Quarter, primarily as a result of higher price realizations from our Appalachian mines.

Compared to the 2017 Quarter, operating expenses increased 4.7% to $308.4 million, primarily as a result of increased coal sales volumes.  Segment Adjusted EBITDA Expense per ton remained comparable to the 2017 Quarter, increasing slightly to $30.70 per ton in the 2018 Quarter. (For a definition of Segment Adjusted EBITDA Expense per ton and related reconciliation to comparable GAAP financial measures, please see the end of this release.)

Investment income from our oil and gas minerals and gas compression services equity investments contributed income of $10.0 million in the 2018 Quarter, an increase of $3.4 million compared to the 2017 Quarter, primarily due to increased earnings from our investments in oil and gas minerals.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

Net income attributable to ARLP increased $86.4 million to $315.8 million for the nine months ended September 30, 2018 (the "2018 Period"), compared to $229.4 million for the nine months ended September 30, 2017 (the "2017 Period"). The increase was due to higher revenues and investment income, a net gain on settlement of litigation and a debt extinguishment loss in the 2017 Period, partially offset by higher operating expenses and depreciation, depletion and amortization.

Total revenues increased by 12.0% to $1.47 billion for the 2018 Period compared to the 2017 Period due primarily to increased coal sales volumes.  For the 2018 Period, strong performances at River View and our Gibson County Complex mines, which includes the resumption of operations at Gibson North in the 2018 Period, drove total coal sales volumes up 8.1% to 30.0 million tons and production volumes higher by 6.6% to 30.1 million tons compared to the 2017 Period.

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Increased coal sales volumes in the 2018 Period also led operating expenses higher to $896.8 million, an increase of 12.9% compared to the 2017 Period.  Segment Adjusted EBITDA Expense per ton also increased 4.9% to $30.06 primarily as a result of difficult mining conditions encountered at several mines, higher roof support expense and additional longwall move days in the 2018 Period.  Compared to the 2017 Period, depreciation, depletion and amortization increased 5.2% to $204.2 million in the 2018 Period as a result of the previously discussed increase in coal sales volumes.

On March 9, 2018, ARLP finalized an agreement with a customer and certain of its affiliates to settle litigation we initiated in 2015.  The agreement provided for a $93.0 million cash payment to ARLP, future conditional coal supply commitments, continued export trans-loading capacity for our Appalachian mines and the acquisition of 57 million tons of additional coal reserves near our Tunnel Ridge operation.  A settlement gain of $80.0 million was recorded in the 2018 Period reflecting the cash payment received net of certain costs associated with the gain.

Increased earnings from our investments in oil and gas mineral interests led equity method investment income higher by $4.1 million in the 2018 Period compared to the 2017 Period.  Equity securities income increased $8.8 million to $11.6 million in the 2018 Period compared to the 2017 Period due to increased distributions of preferred interests from our investment in gas compression services, which investment was made during the 2017 Quarter.  Comparative results between the 2018 and 2017 Periods were also impacted by the $8.1 million debt extinguishment loss incurred related to ARLP's early repayment of its Series B Senior Notes in May 2017.

Regional Results and Analysis

			% Change
	2018 Third	2017 Third	Quarter /	2018 Second	% Change
(in millions, except per ton data)	Quarter	Quarter	Quarter	Quarter	Sequential

Illinois Basin
Tons sold	7.246	6.872	5.4%	7.820	(7.3)%
Coal sales price per ton (1)	$39.92	$40.56	(1.6)%	$39.70	0.6%
Segment Adjusted EBITDA Expense per ton (2)	$27.41	$28.01	(2.1)%	$25.69	6.7%
Segment Adjusted EBITDA (2)	$90.7	$86.4	5.0%	$109.6	(17.2)%

Appalachia
Tons sold	2.825	2.773	1.9%	2.666	6.0%
Coal sales price per ton (1)	$59.60	$54.77	8.8%	$61.10	(2.5)%
Segment Adjusted EBITDA Expense per ton (2)	$37.31	$35.09	6.3%	$38.84	(3.9)%
Segment Adjusted EBITDA (2)	$63.7	$55.5	14.8%	$60.1	6.0%

Total (3)
Tons sold	10.071	9.645	4.4%	10.488	(4.0)%
Coal sales price per ton (1)	$45.71	$45.12	1.3%	$45.38	0.7%
Segment Adjusted EBITDA Expense per ton (2)	$30.70	$30.55	0.5%	$29.73	3.3%
Segment Adjusted EBITDA (2)	$169.8	$157.2	8.0%	$185.5	(8.5)%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total reflects consolidated results, which include other and corporate and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

Total coal sales volumes increased 4.4% in the 2018 Quarter to 10.1 million tons compared to the 2017 Quarter, due to higher coal sales volumes, particularly export volumes, from both the Illinois

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Basin and Appalachian regions.  In the Illinois Basin, the resumption of operations at our Gibson North mine in the Sequential Quarter and improved sales at our Gibson South mine drove tons sold higher by 5.4% to 7.2 million tons in the 2018 Quarter compared to the 2017 Quarter.  Sequentially, a longwall move at the Hamilton mine during the 2018 Quarter and increased sales from inventory in the Sequential Quarter caused coal sales volumes to decline by 7.3% in the Illinois Basin.  In Appalachia, coal sales volumes increased 6.0% compared to the Sequential Quarter primarily due to improved recoveries and fewer longwall move days at our Tunnel Ridge mine in the 2018 Quarter.  ARLP ended the 2018 Quarter with total coal inventory of 0.9 million tons, a reduction of approximately 0.6 million tons and 0.2 million tons compared to the end of the 2017 and Sequential Quarters, respectively.

Coal sales price realizations increased 8.8% per ton sold in Appalachia in the 2018 Quarter compared to the 2017 Quarter, primarily due to increased export sales prices for metallurgical coal at our Mettiki mine and improved prices at our MC Mining and Tunnel Ridge mines.

In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased 2.1% compared to the 2017 Quarter primarily due to improved recoveries and increased longwall shifts at our Hamilton mine.  Segment Adjusted EBITDA Expense per ton in Appalachia increased 6.3% compared to the 2017 Quarter reflecting lower yields at our MC Mining mine and a longwall move at the Tunnel Ridge mine during the 2018 Quarter.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton increased 6.7% in the Illinois Basin resulting primarily from reduced production at our Hamilton mine due to a longwall move and difficult mining conditions during the 2018 Quarter and increased labor and materials and supplies expenses per ton at our Warrior mine.  In Appalachia, Segment Adjusted EBITDA Expense per ton decreased 3.9% compared to the Sequential Quarter primarily due to increased production and improved recoveries at our Tunnel Ridge mine in the 2018 Quarter.

Market Update and Outlook

"Favorable seaborne thermal coal markets continue to create significant opportunities for ARLP," said Mr. Craft.  "Around the world, increased coal-fired power generation, strong power demand and lack of supply response point to sustained global demand for U.S thermal coal producers.  Positive fundamentals in the international metallurgical coal markets also support continued participation by U.S. producers.  As mentioned earlier, ARLP has significantly increased its international presence and now expects to export 10.4 million tons of thermal coal in 2018 and has current commitments for 7.7 million tons of thermal coal in 2019.  In addition, we currently plan to export approximately 930,000 tons of metallurgical coal in 2018 and have commitments to deliver 100,000 tons of metallurgical coal in 2019.  In the U.S. markets served by ARLP, higher natural gas prices, expected weather-related load increases and significantly lower utility inventories continue to support constructive market dynamics.  Domestic utilities are actively looking to fill open positions, with several seeking longer-term supply commitments into 2021."

Mr. Craft continued, "ARLP is continuing to respond to strong coal demand in our markets.  By bringing Gibson North back into production, increasing mining units at River View and making infrastructure investments to improve productivity at several operations, ARLP expects to increase 2018 coal production by approximately 8.0% over 2017 levels.  Production in 2019 will benefit from the full-year impact of these 2018 capital projects leading to increased production in 2019 by

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6% to 10% over 2018 levels.  ARLP has also secured volume and price commitments for approximately 32.9 million tons, 17.7 million tons and 7.9 million tons in 2019, 2020 and 2021, respectively, some of which is subject to customer requirements."

Factoring in the impact of cost increases year-to-date and training costs for additional headcount currently being hired in anticipation of the increased production discussed above, we currently anticipate full-year Segment Adjusted EBITDA Expense per ton in 2018 will be approximately 4.5% higher compared to 2017.  Accordingly, we are updating guidance ranges for 2018 full-year net income to $415.0 million to $425.0 million and EBITDA to $730.0 million to $740.0 million.  These 2018 estimates for net income and EBITDA include the $80.0 million settlement gain recorded in the first quarter of 2018 and expected contribution related to our current investments in oil and gas minerals and gas compression services of approximately $35.0 million to $40.0 million. (For a definition of EBITDA and Segment Adjusted EBITDA Expense per ton and related reconciliations to the most comparable GAAP financial measure, please see the end of this release.)

To fund our growing production, ARLP is also increasing its 2018 full-year guidance for capital expenditures for its coal business to a range of $245.0 million to $260.0 million.

A conference call regarding ARLP's 2018 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other international callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10125074.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States and international utilities and industrial users.  ARLP, the nation's first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia as well as a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP also generates income from a variety of other sources, including investments in oil and gas mineral interests and gas compression services.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; changes in oil and gas prices, which could affect our investments in oil and gas mineral interests and gas compression services; our productivity levels and margins earned on our coal sales; the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 23, 2018 and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed on May 7, 2018 and August 6, 2018, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Tons Sold	10,071	9,645	29,957	27,721
Tons Produced	9,874	8,521	30,070	28,211

SALES AND OPERATING REVENUES:
Coal sales	$460,330	$435,162	$1,359,865	$1,256,168
Transportation revenues	28,697	8,009	76,014	24,933
Other sales and operating revenues	8,731	10,018	35,138	31,888
Total revenues	497,758	453,189	1,471,017	1,312,989

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	308,404	294,497	896,843	794,428
Transportation expenses	28,697	8,009	76,014	24,933
Outside coal purchases	—	—	1,442	—
General and administrative	15,836	15,005	49,513	45,982
Depreciation, depletion and amortization	70,196	69,962	204,194	194,109
Settlement gain	—	—	(80,000)	—
Total operating expenses	423,133	387,473	1,148,006	1,059,452

INCOME FROM OPERATIONS	74,625	65,716	323,011	253,537

Interest expense, net	(9,840)	(10,773)	(30,653)	(28,904)
Interest income	32	4	121	82
Equity method investment income	5,980	3,798	14,555	10,414
Equity securities income	3,989	2,800	11,567	2,800
Debt extinguishment loss	—	—	—	(8,148)
Other (expense) income	(812)	(114)	(2,201)	44
INCOME BEFORE INCOME TAXES	73,974	61,431	316,400	229,825

INCOME TAX EXPENSE (BENEFIT)	5	5	(2)	(3)

NET INCOME	73,969	61,426	316,402	229,828

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(236)	(155)	(571)	(425)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. ("NET INCOME OF ARLP")	$73,733	$61,271	$315,831	$229,403

GENERAL PARTNERS' INTEREST IN NET INCOME OF ARLP	$—	$612	$1,560	$21,362

LIMITED PARTNERS' INTEREST IN NET INCOME OF ARLP	$73,733	$60,659	$314,271	$208,041

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$0.55	$0.52	$2.35	$2.32

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	131,169,538	114,237,979	131,090,838	87,924,986

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,355	$6,756
Trade receivables	149,980	181,671
Other receivables	640	146
Due from affiliates	—	165
Inventories, net	66,907	60,275
Advance royalties, net	1,510	4,510
Prepaid expenses and other assets	11,436	28,117
Total current assets	268,828	281,640
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,044,530	2,934,188
Less accumulated depreciation, depletion and amortization	(1,581,666)	(1,457,532)
Total property, plant and equipment, net	1,462,864	1,476,656
OTHER ASSETS:
Advance royalties, net	51,042	39,660
Equity method investments	162,097	147,964
Equity securities	117,965	106,398
Goodwill	136,399	136,399
Other long-term assets	18,178	30,654
Total other assets	485,681	461,075
TOTAL ASSETS	$2,217,373	$2,219,371

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$102,944	$96,958
Due to affiliates	1,010	771
Accrued taxes other than income taxes	19,252	20,336
Accrued payroll and related expenses	45,874	35,751
Accrued interest	12,499	5,005
Workers' compensation and pneumoconiosis benefits	10,685	10,729
Current capital lease obligations	30,668	28,613
Other current liabilities	15,938	19,071
Current maturities, long-term debt, net	—	72,400
Total current liabilities	238,870	289,634
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	388,237	415,937
Pneumoconiosis benefits	73,211	71,875
Accrued pension benefit	40,489	45,317
Workers' compensation	45,552	46,694
Asset retirement obligations	127,556	126,750
Long-term capital lease obligations	33,886	57,091
Other liabilities	19,299	14,587
Total long-term liabilities	728,230	778,251
Total liabilities	967,100	1,067,885

PARTNERS' CAPITAL:
Alliance Resource Partners, L.P. ("ARLP") Partners' Capital:
Limited Partners - Common Unitholders 130,712,346 and 130,704,217 units outstanding, respectively	1,294,049	1,183,219
General Partner's interest	—	14,859
Accumulated other comprehensive loss	(49,093)	(51,940)
Total ARLP Partners' Capital	1,244,956	1,146,138
Noncontrolling interest	5,317	5,348
Total Partners' Capital	1,250,273	1,151,486
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,217,373	$2,219,371

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES	$579,267	$456,079

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(184,408)	(105,455)
Increase in accounts payable and accrued liabilities	673	4,182
Proceeds from sale of property, plant and equipment	2,361	1,488
Contributions to equity method investments	(15,600)	(16,487)
Purchase of equity security	—	(100,000)
Distributions received from investments in excess of cumulative earnings	1,685	10,880
Net cash used in investing activities	(195,289)	(205,392)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	182,600	100,000
Payments under securitization facility	(255,000)	(100,000)
Payments on term loan	—	(50,000)
Borrowings under revolving credit facilities	70,000	165,000
Payments under revolving credit facilities	(100,000)	(420,000)
Borrowings under long-term debt	—	400,000
Payment on long-term debt	—	(145,000)
Payments on capital lease obligations	(22,106)	(20,186)
Payment of debt issuance costs	—	(16,221)
Payment for debt extinguishment	—	(8,148)
Payment for purchase of units under unit repurchase program	(21,070)	—
Contributions to consolidated company from affiliate noncontrolling interest	—	251
Net settlement of withholding taxes on issuance of units in deferred compensation plans	(2,081)	(2,988)
Cash contributions by General Partners	41	905
Cash contribution by affiliated entity	2,142	—
Cash obtained in Simplification Transactions	1,139	—
Distributions paid to Partners	(206,682)	(173,284)
Other	(1,362)	(2,405)
Net cash used in financing activities	(352,379)	(272,076)

NET CHANGE IN CASH AND CASH EQUIVALENTS	31,599	(21,389)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,756	39,782

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$38,355	$18,393

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Reconciliation of GAAP "net income attributable to ARLP" and "net income" to non-GAAP "EBITDA,"  "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as settlement gains and debt extinguishment losses.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended		Nine Months Ended		Three Months Ended	Year Ended
	September 30,		September 30,		June 30,	December 31,
	2018	2017	2018	2017	2018	2018E Midpoint

Net income attributable to ARLP	$73,733	$61,271	$315,831	$229,403	$86,190	$419,170
Net income attributable to noncontrolling interests	236	155	571	425	187	830
Net income	73,969	61,426	316,402	229,828	86,377	420,000
Depreciation, depletion and amortization	70,196	69,962	204,194	194,109	72,150	275,000
Interest expense, net	10,138	10,876	31,423	29,176	10,227	41,340
Capitalized interest	(330)	(107)	(891)	(354)	(296)	(1,350)
Income tax expense (benefit)	5	5	(2)	(3)	3	10
EBITDA	153,978	142,162	551,126	452,756	168,461	735,000
Settlement gain	—	—	(80,000)	—	—	(80,000)
Debt extinguishment loss	—	—	—	8,148	—	—
Adjusted EBITDA	153,978	142,162	471,126	460,904	168,461	655,000
Interest expense, net	(10,138)	(10,876)	(31,423)	(29,176)	(10,227)	(41,340)
Income tax (expense) benefit	(5)	(5)	2	3	(3)	(10)
Estimated maintenance capital expenditures (1)	(46,605)	(36,214)	(141,930)	(119,897)	(45,850)	(191,300)
Distributable Cash Flow	$97,230	$95,067	$297,775	$311,834	$112,381	$422,350
Distributions paid to partners	$69,239	$66,844	$206,682	$173,284	$69,047	$276,000
Distribution Coverage Ratio	1.40	1.42	1.44	1.80	1.63	1.53

(1)

Our maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2018 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.72 per ton produced compared to the estimated $4.25 per ton produced in 2017. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense per ton" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" and "Segment Adjusted EBITDA per ton" (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from

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Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2018	2017	2018	2017	2018

Operating expense (1)	$308,404	$294,497	$896,843	$794,428	$311,201
Outside coal purchases	—	—	1,442	—	68
Other expense (income) (1)	812	114	2,201	(44)	542
Segment Adjusted EBITDA Expense	$309,216	$294,611	$900,486	$794,384	$311,811
Divided by tons sold	10,071	9,645	29,957	27,721	10,488
Segment Adjusted EBITDA Expense per ton	$30.70	$30.55	$30.06	$28.66	$29.73

(1)

Operating expenses and other expense (income) for the 2017 Quarter and 2017 Period have been recast to reflect the reclass of the non-service components of net benefit cost previously included in operating expense now being presented within other expense (income) in accordance with new generally accepted accounting principles effective in 2018.

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, settlement gain and debt extinguishment loss divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from Adjusted EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2018	2017	2018	2017	2018

Adjusted EBITDA (See reconciliation to GAAP above)	$153,978	$142,162	$471,126	$460,904	$168,461
General and administrative	15,836	15,005	49,513	45,982	17,026
Segment Adjusted EBITDA	$169,814	$157,167	$520,639	$506,886	$185,487
Divided by tons sold	10,071	9,645	29,957	27,721	10,488
Segment Adjusted EBITDA per ton	$16.86	$16.30	$17.38	$18.29	$17.69

Actual basic and diluted earnings per limited partner unit and pro forma earnings per basic and diluted limited partner unit.

Below is the actual basic and diluted earnings per limited partner unit as well as pro forma basic and diluted earnings per limited partner unit for the three and nine months ended September 30, 2018 and 2017, as if the Simplification and Exchange Transactions had occurred on January 1, 2017.  For a detailed reconciliation of actual and pro forma net income of ARLP to actual and pro forma basic and diluted earnings per limited partner unit, please see our Form 10-Q for the quarter ended September 30, 2018 expected to be filed on or about November 5, 2018.

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	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Actual	(in thousands, except per unit data)
Net income of ARLP available to limited partners	$72,382	$59,534	$308,489	$203,846
Weighted-average limited partner units outstanding – basic and diluted	131,170	114,238	131,091	87,925
Basic and diluted net income of ARLP per limited partner unit	$0.55	$0.52	$2.35	$2.32
Pro forma
Pro forma net income of ARLP available to limited partners	$72,382	$59,663	$308,802	$224,170
Pro forma weighted-average limited partner units outstanding – basic and diluted	131,170	132,048	131,829	132,017
Pro forma basic and diluted net income of ARLP per limited partner unit	$0.55	$0.45	$2.34	$1.70

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